Exhibit (h)(iv)
TRANSFER AGENCY AGREEMENT
     THIS TRANSFER AGENCY AGREEMENT is made as of this 1st day of Aug., 2006, by and between Access Capital Strategies Community Investment Fund, Inc., a Maryland corporation (the “Fund”), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (“UMBFS”).
RECITALS:
     WHEREAS, the Fund is registered under the 1940 Act as a non-diversified management investment company operating as a closed-end interval fund; and
     WHEREAS, the Fund desires to retain UMBFS to render certain transfer agency and dividend disbursement services, and UMBFS is willing to render such services, all in accordance with the terms of this Agreement.
AGREEMENTS:
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
DEFINITIONS
     In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:
     1.01 1940 Act shall mean the Investment Company Act of 1940, as amended from time to time.
     1.02 Articles of Incorporation shall mean the Articles of Incorporation or other similar operational document of the Fund, as the case may be, as the same may be amended from time to time.
     1.03 Authorized Person shall mean any individual who is authorized to provide UMBFS with Instructions and requests on behalf of the Fund, whose name shall be certified to UMBFS from time to time pursuant to Section 8.01 of this Agreement.
     1.04 Board of Directors shall mean the Board of Directors of the Fund.
     1.05 Current NAV shall mean the net asset value of the Shares determined by the Fund as of each Investment Date and Redemption Date, in accordance with the requirements of applicable law.

     1.06 Custodian shall mean the financial institution appointed as custodian under the terms and conditions of the custody agreement between the financial institution and the Fund, or its successor.
     1.07 Exchange Act shall mean the Securities Exchange Act of 1934, as amended from time to time.
     1.08 Fund shall mean each separate series of Shares offered by the Fund representing interests in a separate portfolio of securities and other assets for which the Fund has appointed UMBFS as transfer agent and dividend disbursing agent under this Agreement.
     1.09 Fund Business Day shall mean each day on which the New York Stock Exchange, Inc. is open for trading.
     1.10 Instructions shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by UMBFS. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.
     1.11 Investment Date shall mean the first Fund Business Day of each month during the term hereof.
     1.12 Prospectus shall mean the current Prospectus and Statement of Additional Information with respect to a Fund (including any applicable supplement) actually received by UMBFS from the Corporation with respect to which the Corporation has indicated a registration statement has become effective under the 1940 Act.
     1.13 Redemption Date shall mean the last Fund Business Day of each March, June and December during the term hereof.
     1.14 Repurchase Offer Notification shall mean the notification provided by the Fund to its shareholders in advance of each Redemption Date in accordance with the requirements of 23c-2 under the 1940 Act.
     1.15 Securities Act shall mean the Securities Act of 1933, as amended from time to time.
     1.16 Shares shall mean such shares of beneficial interest, or class thereof, of the Fund as may be issued from time to time.
     1.17 Shareholder shall mean a record owner of Shares of each the Fund.
ARTICLE II
APPOINTMENT OF TRANSFER AGENT
     2.01 Appointment. The Fund hereby appoints UMBFS as transfer agent and dividend disbursing agent of all the Shares of the Fund during the term of this Agreement.

UMBFS hereby accepts such appointment as transfer agent and dividend disbursing agent and agrees to perform the duties thereof as hereinafter set forth.
     2.02 Duties.
          A. UMBFS shall perform the transfer agent and dividend disbursement services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B (collectively, the “Services”). UMBFS shall have no duties or responsibilities other than those specifically set forth in this Agreement, and no covenant or obligation to carry out any other duties or responsibilities shall be implied in this Agreement against UMBFS.
          B. UMBFS may, in its discretion, appoint other parties to carry out some or all of its responsibilities under this Agreement.
     2.03 Deliveries.
          A. In connection with UMBFS’ appointment as transfer agent and dividend disbursing agent, the Fund shall deliver or cause the following documents to be delivered to UMBFS:
               (1) A copy of the Articles of Incorporation and By-laws of the Fund and all amendments thereto, certified by the Secretary of the Fund;
               (2) A certificate signed by the President and Secretary of the Fund specifying the number of authorized Shares and the number of such authorized Shares issued and currently outstanding, if any, the validity of the authorized and outstanding Shares, whether such             shares are fully paid and non assessable, and the status of the Shares under the Securities Act and any other applicable federal law or regulation;
               (3) A certified copy of the resolutions of the Board of Directors of the Fund appointing UMBFS as transfer agent and dividend disbursing agent and authorizing the execution of this Transfer Agency Agreement on behalf of the Fund;
               (4) Copies of the Fund’s Registration Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Fund with the Securities and Exchange Commission (“SEC”) under the 1940 Act, together with any applications filed in connection therewith; and
               (5) The certificate required by Section 8.01 of this Agreement, signed by an officer of the Fund and designating the names of the Fund’s initial Authorized Persons.
               (6) a certificate as of a mutually agreed upon date prior to conversion certifying that all accounts have been reconciled through that date as required by Section 5.01(G).

          B. The Fund agrees to deliver or to cause to be delivered to UMBFS in Milwaukee, Wisconsin, at the Fund’s expense, all of its Shareholder account records in a format acceptable to UMBFS, as well as all other documents, records and information that UMBFS may reasonably request in order for UMBFS to perform the Services hereunder.
ARTICLE III
COMPENSATION & EXPENSES
     3.01 Compensation. As compensation for the performance of the Services, the Fund agrees to pay UMBFS the fees set forth on Schedule C attached hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. The parties may amend Schedule C to include fees for any additional services requested by the Fund, or enhancements to current Services. The Corporation agrees to pay UMBFS’ then current rate for any Services added to, or any enhancements to existing Services set forth on, Schedule B after the execution of this Agreement.
     3.02 Expenses. The Fund also agrees to promptly reimburse UMBFS for all out-of-pocket expenses or disbursements incurred by UMBFS in connection with the performance of Services under this Agreement. Out-of-pocket expense shall include, but not be limited to, those items specified on Schedule C hereto. If requested by UMBFS, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least seven days prior to the anticipated mail date. In the event UMBFS requests advance payment, UMBFS shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.
     3.03 Payment Procedures.
          A. The Fund agrees to pay all amounts due hereunder within thirty (30) days of the date reflected on the statement for such Services (the “Due Date”). Except as provided in Schedule B, UMBFS shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by UMBFS). UMBFS may, at its option, arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses.
          B. The Fund is aware that its failure to remit to UMBFS all amounts due on or before the Due Date will cause UMBFS to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that UMBFS does not receive any amounts due hereunder by the due date, the Fund agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Fund shall pay UMBFS’ reasonable attorney’s fees and court costs if any amounts due UMBFS are collected by or through an attorney. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Fund’s late payment. Acceptance of such late charge shall in no event constitute a waiver by UMBFS of the Fund’s default or prevent UMBFS from exercising any other rights and remedies available to it.

          C. In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify UMBFS in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which UMBFS provides to the Fund documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.
     3.04 Allocation of Risk. The Fund acknowledges that the fees charged by UMBFS under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations on liability in Article VIII. Modifying the allocation of risk from what is stated herein would affect the fees that UMBFS charges. Accordingly, in consideration of those fees, the Fund agrees to the stated allocation of risk.
ARTICLE IV
PROCESSING AND PROCEDURES
     4.01 Issuance, Redemption and Transfer of Shares.
          A. UMBFS agrees to accept purchase orders and redemption requests with respect to the Shares of the Fund via postal mail, telephone or personal delivery on the appropriate Fund Business Day in accordance with the Fund’s Prospectus; provided, however, that UMBFS shall only accept purchase orders from states in which the Shares are qualified for sale or exempt from such qualification, as indicated from time to time by the Fund. UMBFS shall, as of the time at which the net asset value of the Fund is computed on each Investment Date and/or Redemption Date, issue to and redeem from the accounts specified in a purchase order or redemption request in proper form and accepted by the Fund the appropriate number of full and fractional Shares based on the net asset value per Share of the Fund specified in an advice received on such Investment Date and/or Redemption Date from or on behalf of the Fund. UMBFS shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with the issuance of any Shares in accordance with this Agreement. UMBFS shall not be required to process any transactions involving the Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and UMBFS shall be entitled to rely upon such written notification. Payment for Shares shall be in the form of a check, wire transfer, Automated Clearing House transfer or such other methods to which the parties shall mutually agree.
          B. Except as otherwise provided in this paragraph, UMBFS will transfer or redeem Shares upon presentation to UMBFS of instructions endorsed for exchange, transfer or redemption, accompanied by such documents as UMBFS deems necessary to evidence the authority of the person making such transfer or redemption. UMBFS reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement or instructions are valid and genuine. For that purpose, it will require, unless otherwise instructed by an Authorized Person or except as otherwise provided in this paragraph, a guarantee of signature by an “Eligible Guarantor Institution” as that term is defined by SEC Rule 17Ad-15. UMBFS also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which UMBFS, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no reasonable basis to any claims adverse to such transfer or redemption. UMBFS may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers (or such other statutes which protect it and the Fund in not requiring complete fiduciary documentation) and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws. Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, UMBFS shall be fully protected by the Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any Medallion signature guarantees, in connection with a redemption, exchange or transfer of Shares whenever UMBFS reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures described in the Prospectus.
          D. Notwithstanding any provision contained in this Agreement to the contrary, UMBFS shall not be required or expected to require, as a condition to any transfer or redemption of any Shares pursuant to a computer tape or electronic data transmission, any documents to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.
          E. In connection with each purchase and each redemption of Shares, UMBFS shall send such statements as are prescribed by the Federal securities laws applicable to transfer agents or as described in the Prospectus. It is understood that certificates for Shares have not been and will not be offered by the Fund or available to investors.
          F. UMBFS and the Fund shall establish procedures for effecting purchase, redemption or transfer transactions accepted from investors by telephone or other methods consistent with the terms of the Prospectus. UMBFS may establish such additional procedures, rules and regulations governing the purchase, redemption or transfer of Shares, as it may deem advisable and consistent with the Prospectus and industry practice. UMBFS shall not be liable, and shall be held harmless by the Fund, for its actions or omissions which are consistent with the foregoing procedures.
          G. The Fund agrees to provide UMBFS with prior notice of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of the Fund pursuant to stock dividends, stock splits, recapitalizations, capital adjustments or similar transactions, and to deliver to UMBFS such documents, certificates, reports and legal opinions as UMBFS may reasonably request.
     4.02 Dividends and Distributions.
          A. The Fund shall give or cause to be given to UMBFS a copy of a resolution of its Board of Directors, that either:

          (i) sets forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to UMBFS on such payment date, or
          (ii) authorizes the declaration of dividends and distributions on a daily or other periodic basis and further authorizes UMBFS to rely on a certificate of an Authorized Person setting forth the information described in subsection (i) of this paragraph.
          B. In connection with a reinvestment of a dividend or distribution of Shares of the Fund, UMBFS shall as of each Fund Business Day, as specified in a certificate or resolution described in paragraph A, issue Shares of the Fund based on the net asset value per Share of the Fund specified in an advice received from or on behalf of the Fund on such Fund Business Day.
          C. Upon the mail date specified in such certificate or resolution, as the case may be, the Fund shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of UMBFS on behalf of the Fund, an amount of cash sufficient for UMBFS to make the payment, as of the mail date specified in such certificate or resolution, as the case may be, to the Shareholders who were of record on the record date. UMBFS will, upon receipt of any such cash, make payment of such cash dividends or distributions to the Shareholders as of the record date. UMBFS shall not be liable for any improper payments made in accordance with a certificate or resolution described in the preceding paragraph. If UMBFS shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all Shareholders of the Fund as of the record date, UMBFS shall, upon notifying the Fund, withhold payment to such Shareholders until sufficient cash is provided to UMBFS.
          D. It is understood that UMBFS in its capacity as transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the Shareholders pursuant to the terms of this Agreement. It is further understood that UMBFS shall file with the Internal Revenue Service and Shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable federal law.
     4.03 Records.
          A. UMBFS shall keep those records specified in Schedule D hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. UMBFS shall only destroy records at the direction of the Fund, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30). UMBFS may deliver to the Fund from time to time at UMBFS’ discretion, for safekeeping or disposition by the Fund in accordance with law, such records, papers and documents accumulated in the execution of its duties as transfer agent, as UMBFS may deem expedient, other than those which UMBFS is itself required to maintain pursuant to applicable laws and regulations. The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D hereto maintained by UMBFS, which have not been previously delivered to the Fund pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Fund, shall be made available upon request for inspection by the officers, employees, and auditors of the Fund, and shall be delivered to the Fund promptly upon request and in any event upon the date of termination of this Agreement, in the form and manner kept by UMBFS on such date of termination or such earlier date as may be requested by the Fund. Notwithstanding anything contained herein to the contrary, UMBFS shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.
          B. UMBFS agrees to keep all records and other information relative to the Fund’s Shareholders confidential, not to use such information other than for purposes of fulfilling its duties under the Agreement and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process, or (ii) when requested by a Shareholder or Shareholder’s agent with respect to information concerning an account as to which such Shareholder has either a legal or beneficial interest, or (iii) when requested by the Fund, the Shareholder, the Shareholder’s agent or the dealer of record with respect to such account, or (iv) to seek to prevent fraud and/or money laundering by providing certain shareholder information to other financial institutions, or (v) to an affiliate, as defined by Section 248.3(a) of Regulation S-P; or (vi) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which UMBFS received the information. In case of any requests or demands for inspection of the records of the Fund, UMBFS will endeavor to notify the Fund promptly and to secure instructions from a representative of the Fund as to such inspection. Records and information which have become known to the public through no wrongful act of UMBFS or any of its employees, agents or representatives, and information which was already in the possession of UMBFS prior to receipt thereof, shall not be subject to this paragraph.
ARTICLE V
REPRESENTATION AND WARRANTIES
     5.01 Representations of Fund. The Fund represents and warrants to UMBFS that:
          A. It is a corporation duly organized and existing under the laws of the State of Maryland; it is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

          B. Any officer of the Fund has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of such Authorized Persons.
          C. It is duly registered as an investment company under the 1940 Act.
          D. The Shares are not required to be registered under the Securities Act.
          E. All outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund’s Articles of Incorporation and its Prospectus with respect to the Fund, such Shares shall be validly issued, fully paid and non-assessable.
          F. All shareholder tax reporting has been completed timely and accurately, including the distribution of Forms 5498s for the 2005 tax year.
          G. The Fund, and all shareholder accounts, are in balance and all accounts reconciled and current as of the date of this Agreement, and (1) there are no outstanding issues relating to transfer agent activities and shareholder and Fund record keeping, including those related to shareholder accounts and transaction activity, and (2) there are no existing or potential claims, litigation or demands by shareholders or others relating to the Fund or its officers or Directors, except as disclosed in writing and dated as of the date of this Agreement to UMBFS.
     5.02 Representations of UMBFS. UMBFS represents and warrants to the Fund that:
          A. It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.
          B. It is duly registered as a transfer agent under Section 17A of the 1934 Act to the extent required.
          C. It has received a copy of the Fund’s Prospectus which describes how sales and redemptions of Shares shall be made.
ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS
     6.01 Information Updates. During the term of this Agreement the Fund shall have the ongoing obligation to provide UMBFS with the following documents as soon as they become effective: (i) certified copies of all amendments to its Articles of Incorporation and By-laws made after the date of this Agreement; and (ii) a copy of the Fund’s currently effective Prospectus. For purposes of this Agreement, UMBFS shall not be deemed to have notice of any information contained in any such Prospectus until a reasonable time after it is actually received by UMBFS.

     6.02 Share Qualification. The Fund agrees to take or cause to be taken all requisite steps to qualify the Shares for sale in all states in which the Shares shall at the time be offered for sale and require qualification. If the Fund receives notice of any stop order or other proceeding in any such state affecting such qualification or the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Fund will give prompt notice thereof to UMBFS.
     6.03 Compliance with Laws. The Fund will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, blue sky laws, and any other applicable laws, rules and regulations as applicable.
     6.04 Additional Duties. The Fund agrees that it shall advise UMBFS at least 30 days prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of UMBFS hereunder, and shall proceed with such change only if it shall have received the written consent of UMBFS thereto.
     6.05 Transfer Agent System. UMBFS shall retain all right, title and interest in and any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by UMBFS in connection with the Services provided by UMBFS to the Fund hereunder.
ARTICLE VII
FUND INSTRUCTIONS
     7.01 Authorized Persons. Upon the execution of this Agreement, the Fund shall provide UMBFS with a certificate containing the names of the initial Authorized Persons in a form acceptable to UMBFS. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by UMBFS) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of the Authorized Persons from time to time. The Fund shall provide UMBFS with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood UMBFS shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Fund.
     7.02 Acceptance of Instructions. UMBFS, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Fund only if such representative is an Authorized Person. The Fund agrees that when oral Instructions are given, it shall, upon the request of UMBFS, confirm such Instructions in writing.
     7.03 Request for Instructions. At any time, UMBFS may request Instructions from the Fund with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, then UMBFS may seek advice from legal counsel for the Fund at the expense of the Fund, or its own legal counsel at its own expense, and it shall not be liable for any action taken or not taken by it in good faith in accordance with such Instructions or in accordance with advice of counsel.
ARTICLE VIII
LIMITATION OF LIABILITY; INDEMNIFICATION
     8.01 Limitation of Liability. Notwithstanding anything contained in this Agreement to the contrary, UMBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from UMBFS’ willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, UMBFS shall not be liable for (1) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by UMBFS from an officer or representative of the Fund or from a representative of any of the parties referenced in Section 10.09, or (2) any action taken or omission by the Fund, investment adviser(s) or any past or current service provider.
     8.02 Indemnification. The Fund agrees to indemnify and hold harmless UMBFS, its employees, agents, officers, directors, affiliates and nominees (“Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”) arising out of or in any way relating to any of the following:
          (a) any action or omission of UMBFS except to the extent a Claim resulted from UMBFS’ willful misfeasance, bad faith, gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;
          (b) UMBFS’ reliance on, implementation of, or use, without investigation or verification, of information, data, records and documents received by UMBFS from the Fund, or from a representative of any of the parties referenced in Section 10.09, or any third party acting on behalf of the Fund;
          (c) the reliance on, or the implementation of, any Instructions or any other advice, instructions, requests or directions of the Fund or from a representative of any of the parties referenced in Section 10.09, or any third party acting on behalf of the Fund;
          (d) UMBFS’ acting upon telephone or electronic instructions relating to the purchase, exchange or redemption of Shares received by UMBFS in accordance with procedures established by UMBFS and the Fund;
          (e) any action taken by or omission of the Fund, investment adviser or sub-adviser(s) or any past or current service provider;

          (f) the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares unless the result of UMBFS’ or its affiliates’ willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of UMBFS’ or its affiliates’ willful misfeasance, bad faith or gross negligence.
          (g) the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state; or
          (h) the Fund’s refusal or failure to comply with the terms of the Agreement, or any Claim that arises out of the Fund’s negligence or misconduct or breach of any representation or warranty of the Fund made herein.
     8.03 Indemnification Procedures. UMBFS will notify the Fund promptly after identifying any situation which it believes presents or appears likely to present a Claim for which the Fund may be required to indemnify or hold UMBFS harmless hereunder. In such event, the Fund shall have the option to defend UMBFS against any Claim, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and approved by UMBFS in its reasonable discretion. UMBFS shall not confess any Claim or make any compromise in any case in which the Fund will be asked to provide indemnification, except with the Fund’s prior written consent. The obligations of the parties under Sections 8.02 and 8.03 shall survive the termination of this Agreement.
     8.04 Force Majeure. UMBFS assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. UMBFS will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond UMBFS’ control.
     8.05 Consequential Damages. In no event and under no circumstances shall UMBFS, its affiliates or any of its or their officers, directors, agents or employees be liable to anyone, including, without limitation, the Fund, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.
     8.06 Additional Limitations and Exclusions. Notwithstanding any other provision of this Agreement, UMBFS shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:
          (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Fund, as the case may be, to request such sale or issuance;

          (b) The legality of a transfer of Shares or of a purchase or redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Fund, as the case may be, to request such transfer or redemption;
          (c) The legality of the declaration of any dividend by the Fund, or the legality of the issue of any Shares in payment of any stock dividend; or
          (d) The legality of any recapitalization or readjustment of Shares.
ARTICLE IX
TERM AND TERMINATION
     9.01 Term. This Agreement shall become effective with respect to the Fund on the date this Agreement is executed. This Agreement shall continue in effect with respect to the Fund until terminated as provided herein.
     9.02 Termination.
          (a) Either party may terminate this Agreement at any time by giving the other party a written notice not less than sixty (60) days prior to the date the termination is to be effective. In the event such notice is given by the Fund pursuant to Section 10.02, it shall be accompanied by a copy of a resolution of the Board of Directors of the Fund certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by UMBFS, the Fund shall on or before the termination date, deliver to UMBFS a copy of a resolution of its Board of Directors certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Fund, the Fund shall be deemed to be its own transfer agent as of the termination date and UMBFS shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Fees and out-of- pocket expenses incurred by UMBFS, but unpaid by the Fund upon such termination, shall be immediately due and payable upon and notwithstanding such termination.
          (b) Notwithstanding any other provision of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control, as hereinafter defined, of the Fund’s investment adviser or sponsor, the Fund’s ability to terminate this Agreement pursuant to this Article IX shall be suspended from the time of such agreement until eighteen months after the Change of Control. For purposes of this Agreement, a “Change of Control” of the investment adviser or sponsor means a change in ownership or control of more than fifty percent (50%) of the common stock or shares of beneficial interest of such investment adviser or sponsor or its parent company.
     9.03 Effect of Termination. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation of the Fund, UMBFS shall deliver the records of the Fund to the Fund or its successor transfer agent in a form that is consistent with UMBFS’ applicable license agreements at the expense of the Fund, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Fund shall be responsible to UMBFS for all costs and expenses associated with the preparation and delivery of such media and all reasonable trailing expenses incurred by UMBFS, including, but not limited to: (a) out-of-pocket expenses; (b) any custom programming requested by the Fund in connection with the preparation of such media and agreed upon by UMBFS; (c) transportation of forms and other materials used in connection with the processing of Fund transactions by UMBFS; and (d) transportation of records and files in the possession of UMBFS. In addition, UMBFS shall be entitled to such compensation as the parties may mutually agree for any services other than the preparation and delivery of such media requested by the Fund and agreed to by UMBFS in connection with the termination of this Agreement or the liquidation or merger of the Fund. UMBFS shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.
ARTICLE X
MISCELLANEOUS
     10.01 Notices. Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when sent by either an overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to UMBFS:	UMB Fund Services, Inc.
803 West Michigan Street, Suite A
Milwaukee, Wisconsin 53233
Attention: General Counsel

If to the Fund:	Access Capital Strategies Community Investment Fund, Inc.
419 Boylston Street, Suite 501
Boston, Massachusetts 02116
Attention: David F. Sand, President
     10.02 Amendments/Assignments.
          A. Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.
          B. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, except that UMBFS may assign this Agreement to an affiliate with advance written notice to the Corporation and except as provided in Section 2.02.
     10.03 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without regard to its conflict of law provisions.

     10.04 Severability. If any part, term or provision of this Agreement is determined by the courts or any regulatory authority having jurisdiction over the issue to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.
     10.05 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.
     10.06 Non-Exclusivity; Other Agreements. The services of UMBFS hereunder are not deemed exclusive and UMBFS shall be free to render similar and other services to others. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.
     10.07 Captions. The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
     10.08 Corporation Limitations. This Agreement is executed by the Fund with respect to its obligations hereunder are not binding upon any of the Directors, officers or shareholders of the Fund individually. The Fund’s Articles of Incorporation are on file with the State of Maryland.
     10.09 Reliance on Information and Instructions. The Directors of the Fund shall cause the officers, Directors, investment adviser(s) and sub-advisers, legal counsel, independent accountants, custodian and other service providers and agents, past or present, for the Fund to cooperate with UMBFS and to provide UMBFS with such information, documents and advice as necessary and/or appropriate or as requested by UMBFS, in order to enable UMBFS to perform its duties hereunder. In connection with its duties hereunder, UMBFS shall (without investigation or verification) be entitled, and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to UMBFS by an officer or representative of the Fund or by any of the aforementioned persons. UMBFS shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. UMBFS shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Fund, investment adviser(s) or service provider until receipt of written notice thereof from the Fund. As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

UMB FUND SERVICES, INC.		ACCESS CAPITAL STRATEGIES COMMUNITY INVESTMENT FUND, INC.
By:	/s/ Maureen A. Quill	By:	/s/ David F. Sand

	(Signature)		(Signature)

	Maureen A. Quill		David F. Sand
	(Name)		(Name)

	SVP		CEO
	(Title)		(Title)

	June 23, 2006		8 June 2006
	(Date Signed)		(Date Signed)

Schedule A
to the
Transfer Agency Agreement
by and between
Access Capital Strategies Community Investment Fund, Inc.
and
UMB Fund Services, Inc.
Funds
Access Capital Strategies Community Investment Fund, Inc.

Schedule B
to the
Transfer Agency Agreement
by and between
Access Capital Strategies Community Investment Fund, Inc.
and
UMB Fund Services, Inc.
SERVICE SCHEDULE

♦	Set up and maintain shareholder accounts and records, including IRAs and other retirement accounts

♦	Make personal follow-up calls to prospects who return incomplete applications

♦	Store account documents electronically

♦	Receive and respond to investor account inquiries by telephone or mail, or by e-mail if the response does not require the reference to specific shareholder account information

♦	Process purchase and redemption orders, transfers, and exchanges, including automatic purchases and redemptions via postal mail, telephone and personal delivery, provided payment for shares is in the form of a check, wire transfer or requested Automated Clearing House transfer, or such other means as the parties shall mutually agree

♦	Process dividend payments by check, wire or ACH, or reinvest dividends

♦	Issue daily transaction confirmations and monthly or quarterly statements

♦	Issue comprehensive clerical confirmation statements for maintenance transactions

♦	Provide cost basis statements

♦	Mail prospectus, annual and semiannual reports, and other shareholder communications to existing shareholders

♦	Implement the Corporation’s AML Procedures as contemplated by Article VII

♦	File IRS Forms 1099, 5498, 1042, 1042-S and 945 with shareholders and/or the IRS

♦	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent

♦	Calculate 12b-l plan fees

♦	Provide standards to structure forms and applications for efficient processing

♦	Follow up on IRAs, soliciting beneficiary and other information and sending required minimum distribution reminder letters

♦	Provide basic report access (one person)

♦	Conduct periodic Postal clean-up
The foregoing services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent UMBFS agrees to take such actions, those actions taken shall be deemed part of this service schedule.
Optional Services
The Funds may contract with UMBFS to provide one or more of the following optional services. Additional fees apply.

♦	UMBFS’ Internet services, including Adviser Services, RIA/Broker Services, Shareholder Services, NAV Services, Vision, Adviser Central and email services.

♦	UMBISG VRU services (per fund group)

♦	Shareholder “welcome” packages with initial confirmation

♦	Access to UMBFS’ Tax and Retirement Group to answer questions and coordinate retirement plan options

♦	Money market funds for short-term investment or exchanges

♦	Dedicated service representatives

♦	Weekend and holiday shareholder services

♦	Customized reorder form tracking

♦	Give dealers access through NSCC’s Fund/SERV and Networking

♦	Customized forms and applications

♦	Training of adviser staff on regulatory developments

Schedule C
to the
Transfer Agent Agreement
by and between
Access Capital Strategies Community Investment Fund, Inc.
and
UMB Fund Services, Inc.
FEES

Base Fee
■ Annual asset-based fee*	.5bps
■ Share classes in addition to the first (per month per class)	$750

*	subject to an annual minimum of $30,000

Account Fees
■ Open account fee:
☐ Quarterly/annual dividend funds	$9.50
☐ Monthly dividend funds	$10.50
☐ Money market funds	$12.00
☐ Additional for funds with redemption fees	$.25
☐ Additional for funds with 12b-l fees	$.25
■ Closed account fee (per year)	$3.50
■ One-time set-up (manual, per account)	$3.00
■ One-time set-up (automated NSCC, per account)	$1.00
■ Transaction fee (e.g., financial, maintenance)	$1.50
■ Automated transactions*	$.25

*	includes NSCC activity processing, AIP/SWP/auto exchanges, dividends, any required IRS withholding

USA Patriot Act & Escheatment Fees
■ Per fund (per year)	$2,000
■ Research (per item)	$2.50
■ Additional account set-up (per non-individual account)*	$1.00
■ Suspicious Activity Report filing (per occurrence)	$25.00
■ Escheatment filing (per state)	$50.00

*	e.g., business account, trust account, partnership account, etc.

Retirement Accounts (IRA/Roth/Others)
■ Annual maintenance fee per account (may be charged to shareholders)	$15.00
■ IRA transfer fee (per occurrence)	$7.50

Advanced Reporting Solutions
■ Annual maintenance fee*	$3,500

■ Additional interactive user license (per license per year)	$1,000
■ Analyst named user license (per license per year)	$2,500

*	Annual maintenance fee includes initial setup costs plus one interactive user license

Shareholder Services
■ Telephone calls, letters/e-mails, research/lost shareholder (per occurrence)	$2.75

Document Services
■ Standard applications and forms in electronic format	no charge
■ Customized forms	as quoted
■ Pre-printed, machine-ready statement inserts (per item)	$.02
■ Standard single-sided statement/confirm/tax form/check (per item including .pdf)
☐ First page	$.25
☐ Each additional page	$.10
Programming and Special Project Fees
Additional fees at $175 per hour, or as quoted by project, may apply for special programming or projects to meet your servicing requirements or to create custom reports.

Conversion Costs	TBD
Out-of-Pocket Expenses
Out-of-pocket expenses include but are not limited to: annual year-end programming fees, copying charges, facsimile charges, inventory and record storage and reprocessing, statement paper, check stock, envelopes, tax forms, postage and direct delivery charges, tape/disk storage, travel, CPU usage, telephone and long distance charges, retirement plan documents, NSCC participant billing, P.O. box rental, toll-free number, customer identity check fees, bank account service fees, expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMBFS in its role as transfer agent and any other bank charges.
Optional Services

Money Market Exchange Vehicles
■ Exception check writing (per set definition, per occurrence)	$2.00
■ One-time set-up fee per money market fund used	$2,000
■ Monthly base fee per money market fund used	$650

NSCC and Fund/SERV Trading
■ Use of UMB Distribution Services, LLC’s NSCC membership (per fund, per year)
☐ Each of first three funds in fund family	$2,000
☐ Each additional fund	$1,000

VRU Services
■ One-time VRU set-up fee	$3,000
■ Annual VRU maintenance fee	$1,800
■ VRU charge (per call)	$.40

Internet Services
■ Broker Browser
☐ One-time set-up fee (standard)	$1,000
☐ Inquiry	no charge

■ Shareholder Browser
☐ One-time set-up fee	$5,000
☐ Annual maintenance fee	$2,500
☐ Inquiry (per occurrence)	$.15
☐ New account set-up, one-time fee per account	$1.60
☐ Transactions* (per occurrence)	$.40
☐ Account maintenance (per occurrence)	$.50

*	additional purchases, exchanges and redemptions

■ Web-based document mailings*
☐ One-time set-up fee	$1,500
☐ Per shareholder, per mailing	$.10

*	statements, prospectuses, financial reports, etc.

■ Vision
Per fund family, per month	$1,200

■ Advisor Central
Per fund family, per month	$1,200

Fulfillment Servicing Fees
■ Standard package for mailing
☐ Up to four pieces	$1.50
☐ Each additional item	$0.25

■ Special processing/manual entry
☐ E-mail/fax request	$2.75
Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.

Schedule D
to the
Transfer Agent Agreement
by and between
Access Capital Strategies Community Investment Fund, Inc.
and
UMB Fund Services, Inc.
RECORDS MAINTAINED BY UMBFS
Account applications
Canceled certificates plus stock powers and supporting documents
Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation
Indemnity bonds for replacement of lost or missing stock certificates and checks
Liquidation, redemption, withdrawal and transfer requests including stock powers, signature guarantees and any supporting documentation
Shareholder correspondence
Shareholder transaction records
Share transaction history of the Funds